SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) August 22, 2008

THE BEARD COMPANY
(Exact name of registrant as specified in its charter)

Oklahoma	001-12396	73-0970298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	Enterprise Plaza 5600 N. May Avenue, Suite 320 Oklahoma City, Oklahoma	73112
(Address of principal executive offices) (Zip Code)

(405) 842-2333
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report:

Item 3.02  Unregistered Sales of Equity Securities.

2003 Warrants

From February 7, 2003 through February 21, 2003, The Beard Company (the “Company”) completed the sale of $600,000 aggregate principal amount of its 10% Subordinated Notes due April 1, 2004 (the “2004 Notes”). The purchasers of the 2004 Notes also received five-year warrants to purchase an aggregate of 130,000 shares of the Company's common stock at an exercise price of $0.242365 per share (as adjusted to reflect a subsequent 2-for-I stock split effected on August 6, 2004--the “Stock Split” and subsequent anti-dilution adjustments) (the “2003 Warrants”). The principal balance of the Participating Notes has been paid in full.

On July 10, 2008, one of the 2004 Note holders exercised its 2003 Warrant to purchase 10,000 shares of the Company’s common stock (the “Underlying Common Stock”). This exercise did not trigger a reporting requirement.

Awards of Restricted Stock

On July 10, 2008, the Company gave bonuses to three of its officers (excluding the CEO and CFO) and two other employees in the form of awards of restricted stock totaling an aggregate of 24,900 shares of the Company's common stock (the “2008 Stock Awards”). The issuance of these shares did not trigger a reporting requirement.

2002 Warrants

On May 31, 2002, the Company completed the sale of $1,200,000 aggregate principal amount of its 10% Subordinated Notes due September 30, 2003 (the “2003 Notes”). In connection with the sale of the 2003 Notes, the Company issued five-year warrants to purchase an aggregate of 547,625 shares of the Company’s common stock at exercise prices (adjusted to reflect subsequent anti-dilution adjustments and the Stock Split) ranging from $0.353949 to $0.3570475 per share (the “2002 Warrants”). The principal balance of the 2003 Notes has been paid in full.

On August 13, 2008, one of the 2002 Warrant holders exercised his 2002 Warrant to purchase an aggregate of 22,500 shares of the Underlying Common Stock. This exercise did not trigger a reporting requirement.

Forced Conversion of 2008 Series A and Series B Notes

On October 23, 2006, the Company completed the exchange of its outstanding $568,000 of Production Payments due November 30, 2006 for an equivalent amount of the Company’s Series B 12% Convertible Subordinated Notes due November 30, 2008 (the “Series B Notes”). On November 2, 2006, the Company completed the sale of $82,666 aggregate principal amount of its Series A 12% Convertible Subordinated Notes due August 30, 2008 (the “Series A Notes”). In May of 2008, at the holders’ requests, we redeemed $36,333 of the Series A Notes and $56,005 of the Series B Notes

On August 22, 2008, the Company notified the holders of its outstanding $46,332 of

Series A Notes and $511,995 of its outstanding Series B Notes that they must convert their notes by September 22, 2008 (the “Forced Conversion Date”). All of the notes have a Conversion Price of $1.00 per share. Accordingly, between August 22 and September 22, 2008, a total of 558,322 shares of the Company’s Underlying Common Stock will be issued. A total of 5.68 fractional shares will be cashed out. This conversion triggered a reporting requirement.

Forced Conversion of 2010 Notes

On January 25, 2005, the Company completed the sale of $2,100,000 aggregate principal amount of its 12% Convertible Subordinated Notes due February 15, 2010 (the “2010 Notes”). On February 15, 2007, the holder of $1,755,000 of the 2010 Notes took an additional 2010 Note in the amount of $105,300 in lieu of an interest payment the on such date.

On August 25, 2008, the Company notified the holders of its outstanding $2,205,300 of 2010 Notes that they must convert their notes by September 25, 2008 (the “Forced Conversion Date”). All of the 2010 Notes have a Conversion Price or $1.00 per share. Accordingly, between August 25 and September 25, 2008, a total of 2,205,300 shares of the Company’s Underlying Common Stock will be issued. This conversion also triggered a reporting requirement.

General

In the Form 8-K the Company filed on May 12, 2008, it reported that its outstanding common shares had increased to a total of 6,553,847 following the exercise of 310,000 Warrants. As a result of the exercises on July 10, 2008 and August 13, 2008 of a total of 32,500 shares, the awards on July 10, 2008 of 24,900 shares of restricted common stock, and the forced conversion of the Series A Notes, the Series B Notes and the 2010 Notes, the Company’s total outstanding common shares will increase to 9,374,869 by September 25, 2008.

None of the 2002 Warrants, the 2003 Warrants, the 2008 Series A and Series B Notes, the 2010 Notes or the Underlying Common Stock issued in connection with the 2002 Warrants, the 2003 Warrants, the 2008 Stock Awards, the 2008 Series A or Series B Notes or the 2010 Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”). The 2002 Warrants, the 2003 Warrants, the 2008 Series A and Series B Notes, the 2010 Notes, the Underlying Common Stock and the stock issued in connection with the 2008 Stock Awards were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for “transactions by the issuer not involving a public offering,” in transactions that fell within the safe harbor provided by Role 506 of Regulation D of the Securities Act.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are filed with this Form 8-K and are identified by the numbers indicated:

Exhibit No.	Description

99.1	Press Release dated August 25, 2008

99.2	Press Release dated August 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BEARD COMPANY

/s/ Herb Mee, Jr.

Herb Mee, Jr., President

August 28, 2008

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

99.1	Press release dated August 25, 2008	Filed herewith electronically

99.2	Press release dated August 26, 2008	Filed herewith electronically

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